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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)*

                        APPLIED VOICE RECOGNITION, INC.
                               (NAME OF ISSUER)

                        COMMON STOCK, $0.001 PAR VALUE
                        (TITLE OF CLASS OF SECURITIES)

                                   03828N103
                                (CUSIP NUMBER)



                                 March 1, 2001
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:
     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       1
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  CUSIP NO. 03828N103                                            2 of 11 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Voice Technologies Partners, L.P. (76-0452429)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,537,434
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,537,434
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,537,434
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

  CUSIP NO. 03828N103                                            3 of 11 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Voice Technologies Management Corp. (76-0300812)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,537,434
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,537,434
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,537,434
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      CO
------------------------------------------------------------------------------

  CUSIP NO. 03828N103                                            4 of 11 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Timothy J. Connolly
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          52,100(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,589,534
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          52,100(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,589,534
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,619,534
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.37%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------
      (1) Assumes sole management community property.

  CUSIP NO. 03828N103                                            5 of 11 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jan Carson Connolly
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          30,000(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,567,434
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          30,000(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,567,434
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,619,534
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.37%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------
      (1) Assumes sole manager community property.

  CUSIP NO. 03828N103                                            6 of 11 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Applied Voice Technologies L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,537,434
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          3,537,434
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,537,434
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      7.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

ITEM 1(a)   Name of Issuer

            This amended statement on Schedule 13G relates to beneficial ownership of shares of common stock, $.001 par value per share, of Applied Voice Recognition, Inc., a Delaware corporation (the "Issuer").

ITEM 1(b).  Address of Issuer's Principal Executive Offices.
            The address of the Issuer's principal executive office is 1770 St. James Place, Suite 115, Houston, Texas 77056.

ITEM 2(a)   Name of Person Filing:
            The names of the persons filing this statement on 13G are:
            Voice Technologies Partners, L.P. ("VTPLP"),
            Voice Technologies Management Corp. ("VTMC"),
            Timothy J. Connolly ("Mr. Connolly"),
            Jan Carson Connolly ("Ms.Connolly"),
            Applied Voice Technologies, L.L.C. ("AVTLLC")

ITEM 2(b)   Address of Principal Business Office or, if none, Residence
       The address of VTPLP is 1770 St. James Place, Suite 115, Houston, Texas 77056;
       The address of VTMC is 1770 St. James Place, Suite 115, Houston, Texas 77056;
       The address of Mr. Connolly is 1770 St. James Place, Suite 115, Houston, Texas 77056;
       The address of Ms. Connolly is 1770 St. James Place, Suite 115, Houston, Texas 77056;
       The address of AVTLLC is 1770 St. James Place, Suite 115, Houston, Texas 77056.

ITEM 2(c)   Citizenship

       VTPLP is a limited partnership organized under the laws of the State of Texas.
       VTMC is a corporation incorporated under the laws of the State of Texas. Mr. Connolly is a citizen of the United States of America.
       Ms. Connolly is a citizen of the United States of America.
       AVTLLC is a limited liability company organized under the laws of the State of Texas.

ITEM 2(d)   Title of Class of Securities

       This statement on Schedule 13G relates to shares of Common Stock, $.001 par value per share ("Common Stock"), of the Issuer.

ITEM 2(e)   CUSIP Number

       The CUSIP Number of the Issuer is 03828N103.

ITEM 3 If this statement is being filed pursuant to(S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:
     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
             78o).
     (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with (S) 240.13d-
             1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

ITEM 4  Ownership
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (1)  Amount beneficially owned:
          VTPLP                3,537,434
          VTMC                 3,537,434
          Mr. Connolly         3,619,534
          Ms. Connolly         3,619,534
          AVTLLC               3,537,434

     (2)  Percent of class:
          VTPLP                     7.20%
          VTMC                      7.20%
          Mr. Connolly              7.37%
          Ms. Connolly              7.37%
          AVTLLC                    7.20%

     (3)  Number of shares as to which the person has:

          (1)  Sole power to vote or to direct the vote
               VTPLP                   0
               VTMC                    0
               Mr. Connolly       52,100
               Ms. Connolly       30,000
               AVTLLC                  0

     (2)  Shared power to vote or to direct the vote
               VTPLP           3,537,434
               VTMC            3,537,434
               Mr. Connolly    3,589,534

                         Ms. Connolly    3,567,434
                         AVTLLC          3,537,434

          (3)  Sole power to dispose or to direct the disposition of
                         VTPLP                   0
                         VTMC                    0
                         Mr. Connolly       52,100
                         Ms. Connolly       30,000
                         AVTLLC                  0

          (4)  Shared power to dispose or to direct the disposition of
                         VTPLP           3,537,434
                         VTMC            3,537,434
                         Mr. Connolly    3,589,534
                         Ms. Connolly    3,567,434
                         AVTLLC          3,537,434

ITEM 5    Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__].

ITEM 6    Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8    Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to (S) 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to (S) 240.13d-1(c) or (S) 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9    Notice of Dissolution of Group

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


ITEM 10   Certification

     (1) The following certification shall be included if the statement is filed pursuant to (S) 240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (2) The following certification shall be included if the statement is filed pursuant to (S) 240.13d-1(c):

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this
Schedule is true, complete and correct.

                         Date: March 15, 2001



                         /s/ Timothy J. Connolly
                         ---------------------------------------------
                         Voice Technologies Partners, L.P.
                         Voice Technologies Management Corp., General Partner
                         By: Timothy J. Connolly, President


                         /s/ Timothy J. Connolly
                         ---------------------------------------------
                         Voice Technologies Management Corp.
                         By: Timothy J. Connolly, President


                         /s/ Timothy J. Connolly
                         ---------------------------------------------
                         Timothy J. Connolly

                         /s/ Jan Carson Connolly
                         ---------------------------------------------
                         Jan Carson Connolly


                         /s/ Jan Carson Connolly
                         ---------------------------------------------
                         Applied Voice Technologies, L.L.C.
                         By: Jan Carson Connolly, President

                          EXHIBIT PURSUANT TO ITEM 8

     The members of the group are Voice Technologies Partners, L.P., Voice Technologies Management Corp., Timothy J. Connolly, Jan Carson Connolly and Applied Voice Technologies, L.L.C. Each member of the group resides at 1717 St. James Place, Suite 242, Houston, Texas 77056.